Exhibit 99.1

Level Brands, Inc. Signs Deal with Boston Therapeutics

Boston Therapeutics’ patented Sugardown® diabetes supplement to be marketed under kathy Ireland® Health & Wellness brand

Deal generates $850,000 in upfront marketing fees plus ongoing royalties

CHARLOTTE, N.C.—(BUSINESS WIRE)--Level Brands, Inc. (NYSE American: LEVB), an innovative marketing and licensing company that provides bold, unconventional, and socially responsible branding for leading businesses, today announced a seven-year licensing agreement with Boston Therapeutics, Inc. (OTCQB: BTHE), an innovator in the design, development and commercialization of novel therapeutics for diabetes and related complications. Under the terms of the agreement, Boston Therapeutics is licensing the kathy Ireland® Health & Wellness brand to market its popular diabetes supplement, Sugardown®.

Boston Therapeutics will pay Level Brands an initial marketing fee of $850,000 to produce intellectual property to support the marketing efforts of the newest product to be branded under kathy ireland® Health & Wellness, plus ongoing royalties.

Diabetes affects an estimated 371 million people worldwide, according to the International Diabetes Federation., and is growing at a rate that requires immediate intervention. In the U.S., more than 100 million adults are now living with diabetes or prediabetes, according to a report released by the Centers for Disease Control (CDC) in July 2017.

Sugardown®, a chewable dietary supplement for glycemic health, has been shown in clinical studies to help reduce post-meal elevation of blood sugar levels by up to 60% using galactomannans, a group of complex polysaccharides derived from plants that have been shown to possess significant activity in moderating post-meal blood glucose levels. Managing blood sugar levels is one key to maintaining optimum health and body weight, especially for those at risk of diabetes or pre-diabetes.

“CDC Research shows that diagnosis of diabetes and prediabetes is on the rise,” says Kathy Ireland®, Level Brands’ Chairman Emeritus and Chief Brand Strategist. “Diabetes is a contributing factor to other serious health conditions such as obesity, heart disease and kidney disease. For this reason, we are thrilled to partner with Boston Therapeutics, whose scientific research and development of this innovative supplement reflects the dedication of the kathy Ireland® Health & Wellness brand to bring the most evolved wellness options to market.” Ms. Ireland is one of the top ten women's health advocates in America, according to UCLA.

Carl W. Rausch, CEO of Boston Therapeutics (OTCQB: BTHE), stated, “We are pleased to work with the kathy Ireland® Health & Wellness brand both domestically and internationally to introduce what will hopefully be only the first of many innovative, clinically-tested agents. Implementing this strategy represents the next phase in our commercialization of sugardown® technology, a product we believe can play a positive role in the lives of many individuals who must watch their blood sugar and are at risk for complications from metabolic diseases, most well-known of which is diabetes. Our partnership with Level Brands gives us the leverage and educational exposure we need to maximize the number of customers we reach with our product messaging.”

Sugardown® is the first of many opportunities for Boston Therapeutics to leverage the kathy Ireland® Health & Wellness brand and the worldwide presence that Ms. Ireland brings. Future products under branding consideration include other innovative and disruptive products in the area of regenerative therapeutics and oxygen perfusion as it relates to ischemia, peripheral circulation, improved transplant outcomes, and worldwide blood product supplies.

Boston Therapeutics will pay Level Brands an initial marketing fee of $850,000, paid pursuant to a $450,000 promissory note and $400,000 of Boston Therapeutics’ common stock. Level Brands will also earn royalties on gross sales using the licensed mark of 5% of the first $10 million in sales; 7.5% of sales between $10 million and $50 million; and 10% on sales exceeding $50 million.

About Level Brands, Inc. (www.LevelBrands.com)

Level Brands creates bold, unconventional, and socially responsible branding for leading businesses. Level Brands specializes in corporate brand management and consumer products marketing art, beauty, fashion, health and wellness, and entertainment. Licensed brand marketing is at the core of the Level Brands businesses, among which are Ireland Men One or I’M1, for millennial men and the women who love them; Encore Endeavor One or EE1, corporate brand management and producer of experiential entertainment events and products across multiple platforms; kathy ireland® Health & Wellness; and Beauty & Pin-Ups, Level Brands’ hair-care and disruptive women’s-products brand.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to our material dependence on our relationship with kathy ireland® Worldwide, our limited operating history, our ability to expand our business and significantly increase our revenues and our ability to report profitable operations in future periods, among others. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Level Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 as filed with the Securities and Exchange Commission (the "SEC") on December 26, 2017 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict.  Level Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Investors:

RedChip Companies
Paul Kuntz, 407-644-4256, ext. 105
paul@redchip.com